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AGREEMENT

AGREEMENT, made and entered into this 4/27/2021 day of April, 2021 by and between Labor Smart, Inc. and Takeover Industries, Inc. d/b/a OTC:LTNC (hereinafter “Takeover”), on the one hand, and Emmanuel “Manny” Pacquiao (“MP”) and the Manny Pacquiao Foundation (“MPF”), on the other hand, as detailed below.

WITNESSETH:

WHEREAS, Labor Smart, Inc. and Takeover Industries, Inc. d/b/a OTC: LTNC (hereinafter “Takeover”) desire to obtain the right to use the name, likeness and endorsement of Emmanuel “Manny” Pacquiao (“MP”) and the Manny Pacquiao Foundation (“MPF”) in connection with the advertisement, promotion and sale of Takeover’s enhanced water beverage (“NXTLVL”);

WHEREAS, MP has the authority to grant the right to use MP’s name, likeness, and endorsement to in connection with the advertisement, promotion and sale of Takeover’s enhanced water beverage and desires to do so;

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties do hereby agree as follows:

1.  MP and MPF will endorse NXTLVL enhanced water beverage (or equivalent) (“NXTLVL Water”) produced by Labor Smart, Inc./Takeover Industries, Inc. Advertising campaign hereinafter “Pacquiao Takeover Campaign”.) MP and MPF hereby grants to Takeover the exclusive right to use MP’s name, likeness, and endorsements on and in connection with the advertisement, promotion and sale of enhanced water products in any marketing area in which Takeover now and hereafter during the term of this Agreement does business (the “Takeover Products”).

2.  Pacquiao Takeover Campaign Specifics:

A.  NXTLVL Water, with Takeover provided bottles or containers will be the only enhanced water, MP drinks or supports.

B.   Use of NXTLVL or equivalent product logo.

i.      Where appropriate the NXTLVL logo will be on all publicly released MP and MFP material.

ii.     NXTLVL water will be mentioned at least one time by MP at press conferences and press junkets for Takeover.

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iii.    NXTLVL logo to be used by Manny, MPF and their associated individuals (“Team Pacquiao”) and entities at work-outs, personal and private gyms, permanent and traveling, except Wild Card Gym. Takeover shall respect the existing contracts for services of MP entered into before this contract and any non-competing future contracts.

iv.    Takeover will be allowed use of the MPF name and MP name and likeness on monthly press releases and newsletter updates.

v      At MP’s discretion, he can sit on the Takeover Advisory Board.

vi.    Team Pacquiao & MPF retweets Takeover’s Pacquiao-related tweets. Further social media campaign subject to good faith negotiations.

vii.   For promotional purposes of Takeover’s enhanced water beverage, at approved times, MP allows certain video and stills to be taken at a gym, on site at fights, and one training day per week. On video MP will be using the product. Video to be used at Takeover’s discretion in all media. Video and release shall require prior approval by MP but not unreasonably denied. Consent can be obtained by submitting summary of requirements of time and expectation. By way of example only a request would be made as follows: “We kindly request a 60-minute shoot; two video cameras, one still camera, six-person crew be allowed to shoot MP on his available day and time to be provided by MP. During the shoot, video and stills will be taken of MP wearing NXTLVL Shirt, sparing with NXTLVL banner in background, drinking NXTLVL drink, closeups, action shots.”

viii.  MP to make four promotional public appearances, subject to availability, a year at a location’s TBD. Appearance may require Takeover going to MP location as determined by Parties. Reasonable hospitality and technical rider requirements and other pre-approved expenses for travel, hotel accommodations, and food for MP and his team composed of at least three (3) members to be paid for by Takeover.

ix.     Production costs and reasonable MP-related costs for promotion to be paid by Takeover.

3.  Distribution of NXTLVL products in Asia: Pacquiao or MFP to have first right of refusal on exclusive distribution rights for NXTLVL Water for Republic of the Philippines and Asia (to be further defined). MP and Takeover agree to enter into a Joint Venture to distribute NXTLVL products in Asia. Takeover will provide an approved manufacturer, with the proprietary intellectual property used to manufacture the NXTLVL products including enhanced water beverage. Before divulging its intellectual property, Takeover with receive adequate assurances that it will be protected and maintained in the Philippines. MP will identify and facilitate the engagement of an acceptable manufacturer and distributor. The Joint Venture approved parties will manufacture product in the Republic of the Philippines for distribution throughout Asia. Takeover shall oversee quality control of product with the provided product manufacturer. Profits from Joint Venture to be shared equally between Takeover and MP. ____________________________________________ Additional terms to be negotiated in good faith.

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4.  Suitability of the print, point of sale and mail order advertising, tie-in promotions, publicity, programs and television and radio commercials and the labeling, packaging and displays produced hereunder shall be determined by Takeover, with MP and MPF having the right of approval, which shall not be unreasonably withheld.

5.  In consideration of all services to be performed and all rights granted by MP and MPF, and the full performance of all obligations by MP and MPF, hereunder;

Takeover agrees to provide to MP;

i.

ii.

Takeover agrees to provide to MPF;

iii. Charitable Donations: Takeover support of Manny Pacquiao Foundation.

a. Takeover shall release a Signature Can Series: MP signed can “Manny Pacquiao Collector Series.” Two to four cans over ________ term featuring Manny and his signature.

b.

c. Statement of portion benefitting MPF on can.

6. Term. The term of this Agreement shall be ________ from the day the Pacquiao Takeover Campaign is publicly announced. The Pacquiao Takeover Campaign will include build up, announcement, promotion and pre-sales. Marketing materials, test artwork and scope will require three months to develop. Custom cans will be produced upon artwork approval by MP.

7. MP / MFP Warranty. Except as provided herein, MP and MFP acknowledge and agree that all right, title and interest in and to any and all materials furnished for or in connection with the services rendered hereunder or which embody the results of MP’s services, including but not limited to ideas, creations, properties, recordings, films, photographs and other tangible and intangible materials, shall be, become and remain Takeover’s sole and exclusive property during and after the term hereof, whether the same were furnished by MP, MPF or any other party, all without additional compensation to.

8. Post-Termination Competition. So long as this agreement has not been terminated by reason of Takeover’s breach, MP and MPF agree that MP will not, during the term of this Agreement and up to six months following the termination or expiration hereof, or up to one year in the event this contract is terminated as a result of a default by MP or MFP of any of the terms or conditions contained herein, render services to, furnish materials to, or authorize or permit the use of MP’s name, picture, portrait, performance, likeness, voice, biographical materials or endorsements by others for or on behalf of or in connection with products competitive to Takeover’s Products.

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9. Pre-Agreement Competition. MP and MPF represents that they have not heretofore rendered any services, directly or indirectly, in commercials or advertisements on behalf of any person, firm or corporation, which manufactures, distributes or sells any products competitive to those of Takeover, the utilization of which has occurred within the last six (6) months or may occur within the term hereof.

10. Ancillary Rights. Takeover shall have the right to use, reproduce, print, publish and distribute MP’s picture, portrait, likeness, voice and biographical material for publicity, advertising and trade purposes in connection with, and in identification of, and as an endorsement for any and all Takeover enhanced water beverage attributing to such statements on behalf of such products and services as Takeover deems desirable. MP and MPF shall have the right of approval, which shall not be unreasonably withheld, on all statements which are released and attributed to MP and MPF.

11. Confidentiality. MP / MPF agree that MP / MPF will not comment publicly on the terms of this Agreement without prior approval by Takeover. By way of clarification only, nothing in this Paragraph is intended to limit promotion or commentary on the Takeover’s products or brands. This paragraph is intended to maintain the confidentiality of the terms of the agreements between Takeover and MP / MPF.

12. Non-Performance by MP / MPF. If MP or MPF fails, refuses, neglects or is unable to render services as contemplated hereunder because of willful refusal, failure to cooperate with Takeover, death, mental or physical disability or illness or substantial change of appearance (which shall include, without limitation, any substantial facial or bodily disfigurement or change which in Takeover’s sole judgment interferes with the ability to perform properly the services required hereunder). Takeover shall have the right to suspend this Agreement for the period of MP’s refusal, failure, neglect, disability, illness or substantial change of appearance, in which event compensation shall be reduced in proportion to the period of suspension, and Takeover shall have the further right, at its election, to terminate this Agreement, provided that Takeover shall have given MP and MPF thirty (30) days written notice of said default and MP / MPF have not cured such default, if curable, during such thirty (30) day period, provided, however, that if any such failure, refusal, neglect, death, mental or physical disability, illness, or substantial change in appearance was attributable to Act of God, force majeure, strikes or threats thereof, preventing MP from performing her services or other causes beyond her control. Takeover shall not have the right to send notification to terminate this Agreement unless and until such event continues for a period of fourteen or more consecutive days or twenty-eight or more days in the aggregate, for each contract year or any option period.

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13. If MP commits any act or becomes involved in any situation or occurrence which brings him into public disrepute, scandal or ridicule, or shocks or offends the community, or derogates from the public image or reflects unfavorably upon Takeover or any of its products or services, Takeover shall have the right to terminate this Agreement at any time following the time that Takeover becomes aware of such act or involvement, provided that Takeover shall have given MP / MPF fourteen (14) days written notice of such default and MP / MPF have not cured such default, if curable, during such fourteen (14) day period. Upon termination pursuant to this paragraph 13, all rights, duties and obligations of the parties shall cease, and a fair and equitable adjustment shall be made in the compensation paid or to be paid hereunder. Such adjustment shall be a pro rata computation of the compensation as set forth above.

14. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to:

For Takeover Industries:

For Emmanuel Pacquiao:

For Manny Pacquiao Foundation

15. MP and MPF warrant that they are free to enter into this Agreement and render services pursuant hereto and that MP / MFP does not have and will not have any agreements or commitments which would prevent or interfere in any way with the full performance of their services hereunder or the rights granted to Takeover hereunder.

16. MP / MPF acknowledge that the services and rights which they are granting hereunder are extraordinary and unique and cannot be replaced or adequately compensated in money damages, and any breach by MP / MPF of this Agreement will cause irreparable injury to Takeover. Therefore, MP / MPF agree that in the event of a breach of this Agreement, Takeover, in addition to any other remedies that might be available to it, shall have the right to seek from any court having jurisdiction, such equitable relief that might be appropriate, including a decree enjoining any further breach of this contract and enjoining MP / MPF from rendering the same services or granting the same rights to any other person, firm, corporation or organization which manufactures, distributes or sells products competitive to MP / MPF during the term of this contract.

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17. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, supersedes all prior agreements relating to the subject matter, whether written or oral, and may not be modified, amended or changed except by an agreement in writing signed by Takeover. MP and MPF.

18. This Agreement shall be construed under and be governed by the laws of the State of California, without reference its choice of law provisions.

19. In the event any provision of this Agreement is held to be in violation of any law, statute, regulation, order or lawful union or guild requirement, this Agreement shall be deemed modified accordingly and in order to comply therewith and shall otherwise continue in full force and effect.

20. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or assigns, provided, however, that this agreement and all rights and obligations hereunder may not be assigned or transferred without all Parties’ prior written consent.

Labor Smart, Inc. and Takeover Industries, Inc. d/b/a OTC: LTNC		Emmanuel “Manny” Pacquiao

Bv:

Its Chief Executive Officer

Dated:	4/27/2021	Dated:	4/27/2021

Manny Pacquiao Foundation

By:

Its Executive Director

		Dated:	4/27/2021

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SCHEDULE A

Payments to Manny Pacquiao and the Manny Pacquiao Foundation shall be as follows:

1.

3.

4.

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